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                                                                   Exhibit p(15)

                                 CODE OF ETHICS

                  Smith Graham & Co. Investment Advisors, L.P.
                                     ("SG")

1    DEFINITIONS

     1.1  "Access Persons" means all Advisory Persons (as defined below).

     1.2  "Advisory Persons" means (a) Investment Persons (as defined below);
          (b) all directors and officers; (c) all employees who, in connection with their regular functions or duties, make, participate in, or obtain information, regarding the purchase or sale of a security by a Fund (as defined below), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (d) any natural person in a control relationship to SG who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

     1.3  "Fund" means a client portfolio managed by SG.

     1.4 "Investment Persons" means Portfolio Managers (as defined below), plus analysts and traders who provide information and advice to a Portfolio Manager or who help execute a Portfolio Manager's decisions.

     1.5 A "personal securities transaction" is a transaction involving a security in which the Access Person has or acquires any direct or indirect beneficial ownership.

     1.6 "Portfolio Manager" means a person entrusted with the direct responsibility for day-to-day investment decisions regarding one or more Funds.

     1.7 A "purchase or sale for his or her own account" is a purchase or sale in which the person has or acquires any direct or indirect beneficial ownership in the security.

     1.8 "Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including options on securities, future contracts, options on future contracts and any other derivative. Section 3.1 has the list of exempt security classes.


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2    STATEMENT OF GENERAL PRINCIPALS

     2.1 All Access Persons owe a fiduciary duty to SG and its Funds. Accordingly, Access Persons shall place the interests of SG and its Funds first.

     2.2 Each Access Person shall handle his or her personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

     2.3 All Access Persons shall act in accordance with both the letter and the spirit of this Code.

     2.4 It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.

     2.5 This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

3    EXEMPT SECURITIES

     3.1 Securities that are exempt from the reporting requirements of the Code of Ethics are securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end funds, high quality short-term debt instruments (maturity less than 366 days and rated one of the two highest ratings categories by a nationally recognized rating organization) and repurchase agreements.

4    INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENTS

     4.1 An Investment Person shall not acquire any securities in an initial public offering or private placement without written prior approval from SG. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Funds, and whether the opportunity is being offered to the Investment Person by virtue of his or her relationship with SG.

     4.2 An Investment Person who has been authorized to acquire securities in an initial public offering or private placement shall disclose that investment when he or she plays a part in any subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to



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          purchase securities of the issuer shall be subject to an independent review by persons with no personal interest in the issuer.

     4.3 Smith Graham & Co. must maintain records of the approval of and rationale supporting the acquisition of such securities for at least five (5) years after the end of the fiscal year in which approval is granted.

5    GIFTS

     5.1 An Investment Person shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with SG, with or on behalf of a Fund advised by SG.

6    SERVICE AS A DIRECTOR

     6.1 An Investment Person shall not serve on the board of directors of any publicly traded companies, without prior written authorization from SG. SG shall authorize such board service only if it determines that such board service is consistent with the interests of SG or its Funds. If SG authorizes board service, it shall do so subject to appropriate safeguards, including in most case "Chinese Walls" or other procedures to isolate the Investment Person from the making of investment decisions related to the company on whose board the Investment Person serves.

     6.2 SG shall report any authorization given pursuant to paragraph 6.1 (including a description of the safeguards instituted) in its next board meeting and to Funds who request such report.

7    ONE-DAY BLACKOUT PERIOD

     7.1 An Advisory Person shall not execute a personal securities transaction in a security on any day during which a Fund advised by SG has a "buy" or "sell" order on that same security. The Advisory Person may execute a personal securities transaction in such a security the day after a Fund has executed or withdrawn that order.

8    SEVEN-DAY RESTRICTED PERIOD

     8.1 If a Portfolio Manager purchases a security for his or her own account within seven days before a Fund he or she manages purchases the same security, AND the Portfolio Manager pays a lower price per share than the Fund, then the Portfolio Manager shall pay to charity the difference between his or her price per share and the Fund price per share multiplied by the number of shares purchased by the Portfolio Manager.


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     8.2  If a Portfolio Manager sells a security for his or her own account within seven days before a Fund he or she manages sells the same security, AND the Portfolio Manager receives a higher price per share than the Fund, then the Portfolio Manager shall pay to charity the difference between his or her price per share and the Fund price per share multiplied by the number of shares sold by the Portfolio Manager.

     8.3 A Portfolio Manager shall not purchase for his or her own account a security within seven days after a Fund he or she manages sold the same security.

     8.4 A Portfolio Manager shall not sell for his or her own account a security within seven days after a Fund he or she manages purchased the same security.

9    EXEMPTIONS

     9.1 The following transactions are not subject to the restriction of Sections 7 and 8 above:

          (a) purchases effected upon exercise of rights (E.G., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (b) purchases, through a payroll deduction plan, of securities issued by the Access Person's employer or an affiliate;

          (c) sales to raise cash in an emergency, provided that prior to the sale a designated representative of SG finds (1) that the Access Person has a bona fide emergency need for the proceeds from the proposed sale, and (2) considering the size and nature of the market for the security at issue, the size of the Access Person's proposed trade, and whether the security is being considered for purchase or sale by a Fund, that there is no danger that a Fund will be harmed;

          (d) purchases and sales of equity securities of companies with market capitalization of $2 billion or more.

10   QUARTERLY AND ANNUAL REPORTS

     10.1 Each Advisory Person shall submit to a designated compliance official quarterly reports of all personal securities transactions during the previous calendar quarter. Such report shall state the title and number of shares, the principal amount of the security involved; the date and nature of the



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          transaction (i.e., purchase, sale or other acquisition or
          disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected. The quarterly reports shall be submitted no later than 10 days after the end of the calendar quarter.

     10.2 Each Advisory Person shall submit to a designated compliance official an annual holdings report disclosing name, number of shares and principal amount of all securities owned by the Advisory Person and any securities account the Advisory Person maintains with a broker, dealer or bank. The annual report shall be submitted no later that 10 days after the end of the calendar year.

11   RECORDS OF SECURITIES TRANSACTIONS

     11.1 When requested by the compliance officer, each Advisory Person shall direct his or her brokers to supply a designated compliance official of SG, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and duplicate copies of periodic statements for all securities accounts.

12   INITIAL DISCLOSURE OF PERSONAL HOLDINGS

     12.1 Any person becoming an Advisory Person, at that time or promptly thereafter, shall submit to the designated compliance official a current list of all personal securities holdings. Such reports must include the name, number of shares and principal amount of all securities owned by the Advisory Person and any securities account maintained with a broker, dealer or bank. This must be done within 10 days of becoming an Advisory Person.

13   CERTIFICATION OF COMPLIANCE

     13.1 All Access Persons shall certify annually that they have read and understand this Code and recognize that they are subject to it.

     13.2 All Access Persons shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.


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14   POST-TRADE MONITORING AND REPORTS TO THE BOARD

     14.1 SG shall promptly review the quarterly and annual statements submitted to it for compliance with this Code and for any apparent trading irregularities. That review shall include comparing the personal securities transactions with the transactions of any Fund advised by SG.

     14.2 Within 30 days after the due date for each quarterly report, SG shall prepare a report summarizing the reports submitted to it and its analysis of those reports (the "Advisor Report"). The Advisor Report shall include the following information (1) the names of the persons submitting statements that quarter; (2) the number of personal securities transactions by each person during that quarter; (3) detailed information about any personal securities transactions within 30 days of transaction by a Fund advised by SG in that same (or related) security; (4) a description of any authority given or investment decisions made regarding initial public offerings and private placements pursuant to paragraphs 4.1 and 4.2; (5) a description of any authorization given pursuant to paragraph 6.1; (6) a description of any payments to charity required by paragraph 8.1 or 8.2; (7) a description of any exemptions made pursuant to paragraph
          9.1 (c); and (8) either (i) a certification that SG has not detected any potential violation of this Code or any trading irregularity or
          (ii) an explanation of any potential violation or trading irregularity.

     14.3 Should a compliance official detect a potential violation of this Code or any apparent trading irregularity, he or she shall take whatever steps he or she deems appropriate under the circumstances to investigate the potential violation or trading irregularity. All Access Persons shall cooperate with any such investigation. If the compliance official reasonably believes a violation or trading irregularity to exist, such violation or trading irregularity shall be reported to SG's Management Committee and its Board.

     14.4 For any violation of this Code, SG may impose such sanctions as it deems appropriate in the circumstances. Sanctions may include a requirement that the person disgorge any profits on a trade that SG determines to be in violation of this Code.




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